Exhibit 99.1

HUMAN GENOME SCIENCES, INC. 14200 Shady Grove Road, Rockville, Maryland 20850
FOR IMMEDIATE RELEASE
Media Contact:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Investor Contact:
Peter Vozzo
Senior Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES NEW ORDER FOR
RAXIBACUMAB (ABTHRAX™) FROM U.S. GOVERNMENT
- Second order secured for first-in-class treatment for inhalation anthrax -
- HGS expects approximately $151 million in revenue from delivery of 45,000 doses to U.S.
Strategic National Stockpile over three-year period beginning in late 2009 -
ROCKVILLE, Maryland — July 22, 2009 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced that the U.S. Government has exercised its option to purchase an additional 45,000 doses of raxibacumab (ABthrax™) for the Strategic National Stockpile, to be delivered over a three-year period, beginning near the end of 2009. HGS expects to receive approximately $151 million from this award as deliveries are completed.
“We are very pleased to receive this second purchase order for raxibacumab and look forward to the continued progress of our partnership with the U.S. Government under Project BioShield to help strengthen America’s arsenal against bioterrorism,” said H. Thomas Watkins, President and Chief Executive Officer, HGS. “We all hope never to see a large-scale version of the inhalation anthrax attacks that took place in 2001, but HGS is proud to play a role in making sure that we are prepared as a nation to limit the human cost of such an attack should it ever occur.”
Raxibacumab is a first-in-class treatment for anthrax, and the first procurement under Project BioShield of a product discovered and developed after the September 11, 2001 terrorist attacks. Raxibacumab is being developed under a contract entered into in 2006 with the Biomedical Advanced Research and Development Authority (BARDA) of the Office of the

Assistant Secretary for Preparedness and Response (ASPR), U.S. Department of Health and Human Services (HHS). In April 2009, HGS fulfilled its commitment to deliver the first 20,000 doses of raxibacumab to the Strategic National Stockpile for emergency use in the treatment of inhalation anthrax.
“We are proud of our progress, but it is important to acknowledge that raxibacumab would never have been developed without Project BioShield,” said James H. Davis, Ph.D., J.D., Executive Vice President and General Counsel, HGS, and leader of the Company’s raxibacumab program with the U.S. Government. “It is widely known that anthrax spores can be aerosolized and turned into a bioterrorist weapon with the potential to cause significant loss of life. With raxibacumab, the United States now has a treatment for inhalation anthrax. It has taken HGS nearly seven years of work, much of it in close partnership with BARDA, to reach the point where we have successfully delivered raxibacumab to the Stockpile and secured this second purchase order. We are delighted to have reached this important milestone, and we look forward to continuing to work closely with BARDA in the interest of our nation’s security.”
Raxibacumab represents a new way to address the anthrax threat. While antibiotics can kill the anthrax bacteria, they are not effective against the deadly toxins that the bacteria produce. Raxibacumab targets anthrax toxins after they are released by the bacteria into the blood and tissues. In an inhalation anthrax attack, people may not know they are infected with anthrax until the toxins already are circulating in their blood, and it may be too late for antibiotics alone to be effective.
About the Raxibacumab Contract with the U.S. Government
Raxibacumab is being developed under a contract entered into with BARDA in 2006 (Contract Number HHS010020050006C). The order announced today is the second order received under the BARDA contract. HGS recognized $153.8 million in revenue in the first quarter of 2009 from the first delivery of raxibacumab to the Strategic National Stockpile, and will recognize at least $8.0 million in additional raxibacumab revenue from the contract in the second quarter of 2009. Both the original purchase award and the purchase award announced today were made under the Project BioShield Act of 2004, which is designed to accelerate the development, purchase and availability of medical countermeasures for the Strategic National Stockpile. In May 2009, HGS submitted a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) for raxibacumab for the treatment of inhalation anthrax. In July 2009, the FDA notified HGS that the BLA for raxibacumab has been filed and will receive priority review. HGS will receive $10 million from the U.S. Government upon FDA licensure of raxibacumab.
About Anthrax
Anthrax infection is caused by a spore-forming bacterium, Bacillus anthracis, which multiplies in the body and produces lethal toxins. Most anthrax fatalities are caused by the irreversible effects of the anthrax toxins. Research has shown that the bacteria produce protective antigen, the key facilitator in the progression of anthrax infection at the cellular level. After protective antigen and the anthrax toxins are produced by the bacteria, protective antigen binds to the anthrax toxin receptor on cell surfaces and forms a protein-receptor complex that makes it possible for the anthrax toxins to enter the cells. Raxibacumab blocks the binding of protective antigen to cell surfaces and prevents the anthrax toxins from entering and killing the cells.
About Human Genome Sciences
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs. The HGS clinical development pipeline includes novel drugs to treat hepatitis C, lupus, inhalation anthrax and cancer.
The Company’s primary focus is rapid progress toward the commercialization of its two lead drugs, Albuferon® (albinterferon alfa-2b) for hepatitis C and BENLYSTA™ (belimumab, formerly LymphoStat-B®) for lupus. Albuferon has successfully completed Phase 3 development, and the filing of global marketing applications is expected in fall 2009. BENLYSTA has successfully met its primary endpoint in the first of two Phase 3 trials in systemic lupus erythematosus, and results of the second BENLYSTA Phase 3 trial are expected in November 2009.
In April 2009, HGS completed delivery of 20,000 doses of raxibacumab (ABthrax™) to the U.S. Strategic National Stockpile for use in the event of an emergency for the treatment of inhalation anthrax; a follow-on order for an additional 45,000 doses was received in July 2009. The Company also has several drugs in earlier stages of clinical development for the treatment of cancer, led by the TRAIL receptor antibody HGS-ETR1 and a small-molecule antagonist of IAP (inhibitor of apoptosis) proteins. In addition, HGS has substantial financial rights to certain products in the GSK clinical pipeline including darapladib, currently in Phase 3 development as a potential treatment for coronary heart disease, and Syncria® (albiglutide), currently in Phase 3 development as a potential treatment for type 2 diabetes.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to medinfo@hgsi.com or by calling HGS at (877) 822-8472.
HGS, Human Genome Sciences, ABthrax, Albuferon, BENLYSTA and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions, and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, while the Company has completed shipment of the initial order of raxibacumab to the U.S. Strategic National Stockpile, the Company will continue to face risks related to FDA’s approval of the Company’s Biologics License Application for raxibacumab. If the Company is unable to meet requirements associated with the raxibacumab contract, future revenues from the sale of raxibacumab to the U.S. Government will not occur. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
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